NEWS RELEASE

Exhibit 99.1

Five9 CEO Mike Burkland Transitions to Executive Chairman for Health Reasons
CFO Barry Zwarenstein named Interim CEO
EVP Dan Burkland Promoted to President

San Ramon, Calif. – November 8, 2017 - Five9, Inc. (NASDAQ:FIVN), a leading provider of cloud software for the enterprise contact center market, today said that Mike Burkland, Chairman, President and Chief Executive Officer, has informed the Company’s Board of Directors that he will be transitioning from his roles as CEO and President to become Executive Chairman of the Board in order to focus more of his time on his health and family. In October, Mr. Burkland was diagnosed with Stage 4 cancer and will be undergoing aggressive treatment over the next several months.
Reflecting an orderly transition of duties, the Board has named Barry Zwarenstein, Five9’s Chief Financial Officer, to the additional post of Interim CEO while a search for a permanent CEO commences. Dan Burkland, Executive Vice President of Global Sales and Services, has been promoted to President. These leadership changes will take effect December 2, 2017.
Mr. Burkland, Five9’s President and CEO said, “While this is an extremely difficult situation for me personally – my decision was clear. With the ongoing leadership from Barry, Dan, the extended Five9 executive team and our Board, who have all been together for several years, I am extremely confident that Five9 will not miss a beat and continue its strong execution in this tremendous cloud contact center market opportunity. I would also like to express my confidence in the entire Five9 team of 800+ employees, who in my opinion are the best in the industry, period. For nearly 10 years I’ve had the honor and privilege to lead an amazing team of people on an incredibly exciting journey. I’ve enjoyed every minute of it and I want to thank each and every Five9 employee for their camaraderie, teamwork, dedication and great work over the years.
“While my health situation is a true life challenge, it gives me great comfort to know that Five9 is in such trusted hands as I make this transition to executive chairman.
“Barry has been CFO of six public companies over his career. He joined Five9 over five years ago, when we were a much smaller private company, and he has helped me in so many ways to grow Five9 into the successful public company that it is today.
“Dan has spent nearly 30 years in and around the contact center market and is a true industry veteran. He joined Five9 almost eight years ago, and has led our sales, business development, professional services and customer support teams. Dan’s leadership has been key in scaling Five9’s annual revenue from around $20 million to nearly $200 million.
“As I transition to Executive Chairman, I plan to remain actively involved with Five9 and continue to work closely with our Board and management team,” Mr. Burkland concluded.

Dave Welsh, Five9 Board Member and Lead Independent Director, said, “We respect and understand Mike’s decision and are extraordinarily thankful to have benefited from his leadership. We are also appreciative that he will be continuing as Executive Chairman. In addition to his many accomplishments, he has built a broad, deep, and enduring management team, and we are pleased that Barry and Dan will be stepping into new roles during this transition period. We have engaged an executive search firm to find Mike’s permanent successor as CEO in a thoughtful manner.
“On a personal note, Mike has been a special colleague for many years, and I speak for the entire Board in wishing him and his family the strength and support they need during this very challenging period. The Five9 family will be with him every step of the way.”
Executive Bios
Barry Zwarenstein
Barry Zwarenstein has been Five9’s Chief Financial Officer since January 2012.  He's managed three successful IPOs (Five9, VeriFone and Logitech), and played a significant role in the sale of SMART Modular Technologies to Silver Lake Partners for $635M and the sale of Acuson to Siemens Health Care for $700M. Barry was also CFO of Iomega Corporation and Mellanox Technologies. From November 2007 to October 2015, Barry served on the board of directors of Dealertrack Technologies, Inc. Barry holds a Bachelor of Commerce from the University of Kwa-Zulu Natal, South Africa and an MBA from the Wharton School of Business, University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).
Dan Burkland
Dan Burkland joined Five9 in 2009. As Executive Vice President of Global Sales and Services, he is responsible for global sales, including all direct, channels, and business development, as well as all implementation, professional services, and customer support organizations. His organizations cover the entire customer life-cycle from sales to implementation to ongoing support – all critical to customer success from a Cloud Software company. Dan has nearly 30 years of experience building and scaling successful sales and leadership teams. Before Five9, Dan was SVP of Sales at Transera Communications. He also ran worldwide sales for IP Unity, growing the business tenfold, and held sales management positions at Cisco and GeoTel.
About Five9
Five9 is a leading provider of cloud software for the enterprise contact center market, bringing the power of the cloud to thousands of customers and facilitating more than three billion customer interactions annually. Since 2001, Five9 has led the cloud revolution in contact centers, helping organizations transition from legacy premise-based solutions to the cloud. Five9 provides businesses with cloud contact center software that is reliable, secure, compliant and scalable, which is designed to create exceptional customer experiences, increase agent productivity and deliver tangible business results. For more information visit www.five9.com.

Forward Looking Statements
This news release includes certain forward-looking statements concerning events and trends that may affect the Company, including regarding Mr. Burkland’s continuing role with the Company, the Company’s future performance, execution and operation and the other statements in Mr. Burkland’s quote. Our actual results may be materially different from what we discuss in this news release and you should not unduly rely on such forward looking statements. Please refer to our most recent quarterly and annual reports on Form 10-Q or Form 10-Q under the caption "Risk Factors" and elsewhere in such reports, for detailed information about factors that could cause our results to differ from those set forth in such

NEWS RELEASE

forward-looking statements. Such forward looking statements speak only as of the date hereof and we undertake no obligation to update any such forward-looking information.

Investor Relations Contact:

Five9, Inc.
Barry Zwarenstein
Chief Financial Officer
925-201-2000 ext. 5959
IR@five9.com

The Blueshirt Group for Five9, Inc.
Lisa Laukkanen
415-217-4967
Lisa@blueshirtgroup.com

# # #